Exhibit 1

Transactions in the Shares of the Issuer Since the Filing of Amendment No. 2 to the Schedule 13D

Class of Security	Securities Purchased/Sold	Price ($)	Date of Purchase/Sale

RANBIR SINGH

Sale of Class A Common Stock	(3,060,118)	29.2862[1]	05/27/2026
Sale of Class A Common Stock	(664,058)	28.7201[2]	05/28/2026

1 The price reported is a weighted average price. These Shares were sold in multiple transactions at prices ranging from $28.5600 to $31.9400, per share.

2 The price reported is a weighted average price. These Shares were sold in multiple transactions at prices ranging from $28.4400 to $29.4300, per share.